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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

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                                           STATE OF
COMPANY NAME                               INCORPORATION
------------                               -------------
Beech Mountain Lakes Corporation           Pennsylvania
Carolina Landing Corporation               South Carolina
Carriage Manor Corporation                 North Carolina
Cherokee Landing Corporation               Tennessee
Chief Creek Corporation                    Tennessee
Dixie Resort Corporation                   Mississippi
Foxwood Corporation                        South Carolina
GL Land Development, Inc.                  Oklahoma
Lake Royale Corporation                    North Carolina
Lake Tansi Village, Inc.                   Delaware
LML Resort Corporation                     Alabama
Natchez Trace Wilderness Preserve
 Corporation                               Tennessee
National American Corporation              Nevada
Quail Hollow Plantation Corporation        Tennessee
Quail Hollow Village, Inc.                 Pennsylvania
Recreation Land Corporation                Pennsylvania
Recreation Properties, Inc.                Mississippi
Resort Land Corporation                    Arkansas
Resort Parks International, Inc.           Georgia
Tansi Resort, Inc.                         Tennessee
The Kinston Corporation                    South Carolina
The Villas of Hickory Hills, Inc.          Mississippi
Thousand Trails (Canada) Inc.              British Columbia
TT Offshore, Ltd.                          Virginia
UST Wilderness Management Corporation      Nevada
Western Fun Corporation                    Texas
Westwind Manor Corporation                 Texas
Wolf Run Manor Corp.                       Pennsylvania
Yuba Investment Company                    California
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